Exhibit 99.1
CONTACT:
Michael W. Kaplan
Chief Financial Officer
(714) 414-4003
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES
SECOND QUARTER OPERATING RESULTS;
ISSUES THIRD QUARTER GUIDANCE
ANAHEIM, Calif., August 23, 2011 — Pacific Sunwear of California, Inc. (NASDAQ: PSUN), a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle, today announced that net sales for the second quarter of fiscal 2011 ended July 30, 2011, were $214.9 million versus net sales of $218.3 million for the second quarter of fiscal 2010 ended July 31, 2010. Total Company same-store sales increased 1% during the period. The Company ended its second quarter of fiscal 2011 with 821 stores, as compared to 880 for the second fiscal quarter of 2010.
For the second quarter of fiscal 2011, the Company reported a net loss of $19.3 million, or $(0.29) per share, compared to a net loss of $23.5 million, or $(0.36) per share, for the second quarter of fiscal 2010. Results for the second quarter of fiscal 2011 and 2010 reflect the continuing impact of a valuation allowance against the Company’s deferred tax assets. On a non-GAAP basis, using a normalized annual income tax rate of approximately 36%, the Company’s net loss for the second quarter was $12.2 million, or $(0.18) per share, as compared to a net loss of $14.7 million, or $(0.22) per share, for the same period a year ago.
“We continued to make progress in the second quarter as evidenced by our results, which included our second consecutive quarter of positive comps, better than expected merchandise margins, reduced inventories, and further reductions in operating expenses,” said Gary H. Schoenfeld, President and Chief Executive Officer. “Until recently we had expected this positive momentum to continue, yet we are now more cautious in our near term outlook due to a combination of factors including macroeconomic pressure, along with a highly promotional start to the back to school season.”
Financial Outlook for Third Fiscal Quarter of 2011
The Company’s guidance range for the third quarter of fiscal 2011 contemplates a GAAP net loss per share of $(0.16) to $(0.29), which reflects the continuing impact of maintaining a valuation allowance against deferred tax assets and a low effective tax rate. On a non-GAAP basis, using a normalized annual income tax rate of approximately 36%, the Company’s guidance range translates to a net loss of $(0.10) to $(0.18) per share for the third quarter of fiscal 2011. The forecasted third quarter GAAP guidance range is based on the following assumptions:
•	Same-store sales of mid to high negative single digit comps;

•	Gross margin rate, including buying, distribution and occupancy, of 22% to 24%;

•	SG&A expenses in the range of $66 million to $68 million; and
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

•	Minimal income tax expense as the Company no longer records income tax benefits against its operating losses.
About Pacific Sunwear of California, Inc.
Pacific Sunwear of California, Inc. and its subsidiaries (collectively, “PacSun” or the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of August 23, 2011, the Company operates 821 stores in all 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.
The Company will be hosting a conference call today at 4:30 p.m. Eastern time to review the results of its second fiscal quarter. A telephonic replay of the conference call will be available, beginning approximately two hours following the call, for one week and can be accessed in the United States and Canada at (855) 859-2056 or internationally at (404) 537-3406; passcode: 90182379. For those unable to listen to the live Web broadcast or utilize the call-in replay, an archived version will be available on the Company’s investor relations website through midnight, November 28, 2011.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying table titled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures” and the section following such table titled “About Non-GAAP Financial Measures.”
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, the statements made by Mr. Schoenfeld in the third paragraph and the statements made under the heading “Financial Outlook for Third Fiscal Quarter of 2011.” In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company’s business and results include, among others, the following factors: increased sourcing and product costs; adverse changes in economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; adverse changes in same-store sales declines; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; currency fluctuations; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion risk; lower than expected sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the year ended January 29, 2011, and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except share and per share data)

	Second Quarter Ended		First Half Ended
	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010
Net sales	$214,898	$218,336	$400,652	$408,644
Gross margin	49,480	50,758	84,970	93,223
SG&A expenses	67,840	73,945	133,981	147,099

Operating loss	(18,360)	(23,187)	(49,011)	(53,876)
Other expense, net	571	76	1,114	77

Loss before income taxes	(18,931)	(23,263)	(50,125)	(53,953)
Income tax expense	328	202	604	540

Net loss	$(19,259)	$(23,465)	$(50,729)	$(54,493)

Net loss per share:
Basic and Diluted	$(0.29)	$(0.36)	$(0.76)	$(0.83)

Weighted average shares outstanding:
Basic and Diluted	66,343,761	65,950,825	66,273,810	65,894,376

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	July 30,	January 29,	July 31,
	2011	2011	2010
ASSETS

Current assets:
Cash & cash equivalents	$13,252	$63,710	$25,041
Inventories	163,332	95,701	174,790
Prepaid expenses	16,893	11,669	13,394
Other current assets	5,677	4,773	3,009

Total current assets	199,154	175,853	216,234
Property and equipment, net	170,879	193,180	224,821
Other long-term assets	32,119	32,243	29,492

Total assets	$402,152	$401,276	$470,547

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$97,411	$41,028	$88,193
Other current liabilities	40,714	42,186	46,089

Total current liabilities	138,125	83,214	134,282
Deferred lease incentives	24,681	28,553	34,090
Deferred rent	19,050	19,786	20,635
Mortgage debt	28,828	29,093	—
Other long-term liabilities	25,859	26,296	27,087

Total liabilities	236,543	186,942	216,094
Total shareholders’ equity	165,609	214,334	254,453

Total liabilities and shareholders’ equity	$402,152	$401,276	$470,547

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	First Half Ended
	July 30,	July 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(50,729)	$(54,493)
Depreciation and amortization	22,437	28,105
Asset impairment	5,785	6,307
Non-cash stock-based compensation	1,736	2,112
Loss on disposal of property and equipment	63	632
Changes in operating assets and liabilities:
Inventories	(67,631)	(85,125)
Accounts payable and other current liabilities	55,810	52,068
Other assets and liabilities	(11,188)	(6,882)

Net cash used in operating activities	(43,717)	(57,276)

Cash flows from investing activities:
Capital expenditures	(6,938)	(10,917)
Proceeds from insurance settlements	300	—

Net cash used in investing activities	(6,638)	(10,917)

Cash flows from financing activities:
Proceeds from exercise of stock options	314	303
Principal payments under mortgage borrowings	(248)	—
Principal payments under capital lease obligations	(169)	(160)

Net cash (used in) provided by financing activities	(103)	143

Net decrease in cash and cash equivalents	(50,458)	(68,050)
Cash and cash equivalents, beginning of period	63,710	93,091

Cash and cash equivalents, end of period	$13,252	$25,041

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	July 30,	July 31,
	2011	2010
Stores open at beginning of fiscal year	852	894
Stores opened during the period	—	2
Stores closed during the period	(31)	(16)

Stores open at end of period	821	880

	July 30,		July 31,
	2011		2010
		Square		Square
	Store	Footage	Store	Footage
	Count	(000s)	Count	(000s)
PacSun stores	700	2,712	755	2,906
PacSun Outlet stores	121	489	125	505

Total stores	821	3,201	880	3,411
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited, in thousands except share and per share data)

	Second Quarter Ended		First Half Ended
	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010
GAAP net loss	$(19,259)	$(23,465)	$(50,729)	$(54,493)
Valuation allowance	7,037	8,778	18,699	20,287

Non-GAAP net loss	$(12,222)	$(14,687)	$(32,030)	$(34,206)

GAAP net loss per share	$(0.29)	$(0.36)	$(0.76)	$(0.83)
Valuation allowance per share	0.11	0.13	0.28	0.31

Non-GAAP net loss per share	$(0.18)	$(0.22)	$(0.48)	$(0.52)

Shares used in calculation	66,343,761	65,950,825	66,273,810	65,894,376

Financial Outlook GAAP to Non-GAAP Reconciliation:

Guidance for the
third fiscal
quarter of 2011
GAAP net loss per share	$(0.16) - $(0.29)
Valuation allowance per share*	$0.06 - $0.11

Non-GAAP net loss per share	$(0.10) - $(0.18)

*	The Company assumed a normalized annual income tax rate of approximately 36% against pre-tax operating losses which represents the expected effective tax rate for fiscal 2011, exclusive of any impact from valuation allowances.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated August 23, 2011 contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP net loss and non-GAAP net loss per share for the second quarter and first half of fiscal 2011 and 2010 and non-GAAP net loss per share guidance for the third quarter of fiscal 2011. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company has excluded the following item from all of its non-GAAP financial measures:
•	Deferred tax asset valuation allowance charges
The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000